Pricing Supplement No.7 Dated November 3, 1999
(To Prospectus and Prospectus Supplement
Dated May 27, 1999)
                               U.S.$8,000,000,000             Rule 424(b)(3)
                                                          Registration Statement
                            Ford Motor Credit Company         No. 333-75177
                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue




     Ford Motor Credit Company has designated $125,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Bear, Stearns & Co. Inc. has agreed to purchase the Notes at a price of 99.825% of their principal amount for resale at varying prices related to prevailing market prices determined by Bear, Stearns & Co. Inc. at the time of resale.

Issue Date:                         November 8, 1999.

Maturity Date:                      November 24, 2003.

Principal Amount:                   $125,000,000.

Interest Rate Basis:                LIBOR Telerate having an Index
                                    Maturity of three months plus
                                    25 basis points.

Interest Reset Dates:               On the Issue Date and thereafter
                                    quarterly on the 24th day of
                                    February, May, August and
                                    November, commencing February 24,
                                    2000 until the Notes are paid in
                                    full.

Interest Payment Dates:             Quarterly on the 24th day
                                    of February, May, August and
                                    November, commencing February 24, 2000.

CUSIP No.:                          345402 4J7


Reference Agent:                    The Chase Manhattan Bank.


                            BEAR, STEARNS & CO. INC.